Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Exterran Holdings, Inc.’s Registration Statements No. 333-145589, No. 333-145558, No. 333-165146, No. 333-170528, No. 333-176050 and No. 333-177747 on Form S-8, and Registration Statement No. 333-159718 on Form S-3 of our reports dated February 23, 2012, relating to the financial statements and financial statement schedules of Exterran Holdings, Inc. and the effectiveness of Exterran Holdings, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Exterran Holdings, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

February 23, 2012